AMENDMENT TO SECURITIES LENDING AUTHORIZATION AGREEMENT

AMENDMENT TO SECURITIES LENDING AUTHORIZATION AGREEMENT (“Amendment”) is made effective as of the 31st day of March, 2017 (the “Effective Date”), by and between Oppenheimer Revenue Weighted ETF Trust (“Client”), on behalf of its series listed on Exhibit A hereto, as amended, separately and not jointly (each a “Lender” and collectively the “Lenders”) and The Bank of New York Mellon (“Bank”).

WHEREAS, Client and The Bank of New York Mellon have entered into a certain Securities Lending Authorization Agreement dated as of May 23, 2012 (as amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, Client and Bank desire to amend the Agreement in certain respects as hereinafter provided:

NOW, THEREFORE, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.       The Agreement is hereby amended by deleting Exhibit A therefrom in its entirety and substituting in lieu thereof a new Exhibit A identical to that which is attached hereto as Attachment 1.

2.       Except as expressly amended hereby, all of the provisions of the Agreement shall continue in full force and effect; and are hereby ratified and confirmed in all respects. Upon the effectiveness of this Amendment, all references in the Agreement to “this Agreement” (and all indirect references such as “herein”, “hereby”, “hereunder” and “hereof”) shall be deemed to refer to the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

THE BANK OF NEW YORK MELLON By: /s/ David J. DiNardo Name: David J. DiNardo Title: Managing Director , COO	Oppenheimer Revenue Weighted ETF Trust, on behalf of its Series listed on Exhibit A hereto By: /s/ Taylor V. Edwards Name: Taylor V. Edwards Title: Assistant Secretary
THE BANK OF NEW YORK MELLON By: /s/ Todd Levy Name: Todd Levy Title: Director, Securities Finance

ATTACHMENT 1

TO AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

which Amendment is made and effective as of March 31, 2017

EXHIBIT A

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

Lenders	Tax ID
Oppenheimer Large Cap Fund	39-2064010
Oppenheimer Mid Cap Fund	39-2064008
Oppenheimer Small Cap Fund	39-2064009
Oppenheimer Financials Sector Fund	26-3117463
Oppenheimer ADR Fund	26-3117386
Oppenheimer Navellier Overall A-100 Fund	26-3117439
Oppenheimer Ultra Dividend Fund	46-2980007
Oppenheimer Global Growth Fund	32-0448596
Oppenheimer ESG Revenue ETF	81-3492794
Oppenheimer Global ESG Revenue ETF	81-3480754
Oppenheimer Emerging Markets Revenue ETF	46-2984739
Oppenheimer Global Revenue ETF	81-5010075
Oppenheimer International Revenue ETF	81-4969331

Authorized:

By: /s/ Taylor V. Edwards

Title: Assistant Secretary

Date:

Agreed to and Approved by Lending Agent

By: /s/ David J. DiNardo

Name: Managing Director, COO

Date: March 31, 2017

By: /s/ Todd Levy Name: Director, Securities Finance

Date: March 31, 2017